Exhibit 99.1
Julia Hallisey
Investor Relations
Tel: +1-203-504-1063
Aircastle to Host Investor and Analyst Event in Boston on December 14, 2010
Stamford, CT. December 7, 2010 — Aircastle Limited (NYSE: AYR) today announced that it will host an investor and analyst meeting on Tuesday, December 14, 2010 at 12:00 P.M. Eastern time in Boston, MA.
A live webcast of the presentation and slides will be available to the public on the Investors section of Aircastle’s website at www.aircastle.com. Please allow extra time prior to the presentation to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the presentation will also be available on the company’s website for one year.
About Aircastle Limited
Aircastle Limited is a global company that acquires, leases and sells high-utility commercial jet aircraft to airlines throughout the world. As of September 30, 2010 Aircastle’s aircraft portfolio consisted of 132 aircraft and had 63 lessees located in 36 countries.
For more information regarding Aircastle and to be added to our email distribution list, please visit www.aircastle.com.